Exhibit 10.8

Execution Version

SEPARATION AGREEMENT AND RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND RELEASE OF CLAIMS (this “Agreement”) is made by and between William Weber (“Employee”), and Firefly Aerospace, Inc., a Delaware corporation with its principal place of business at 1320 Arrow Point Dr., Suite 109, Cedar Park, Texas 78613 (“Company”).

A.	WHEREAS, Employee was employed as Company’s Chief Executive Officer;

B.

WHEREAS, Employee and Company are parties to the offer letter dated August 13, 2022 (as amended, the “Offer Letter”), and the Employee Proprietary Information Agreement dated August 15, 2022 (as amended, the “Proprietary Information Agreement”);

C.

WHEREAS, (i) in the course of Employee’s employment with Company, Employee obtained confidential and proprietary information and trade secrets concerning the business and operations of Company that could be used to compete unfairly with or other otherwise disadvantage Company; (ii) the covenants and restrictions contained herein are intended to protect the legitimate interests of Company with respect to its goodwill, trade secrets, and other confidential and proprietary information; and (iii) Employee has agreed to be bound by such covenants and restrictions.

D.

WHEREAS, the parties wish to confirm the termination of Employee’s employment with Company and set forth their agreement as to the manner in which Employee’s employment with Company will be closed out.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, receipt of which is hereby acknowledged, Company and Employee agree as follows:

1.

Termination of Employment. Employee’s employment with Company terminated on July 17, 2024 (the “Termination Date”). This is to confirm that Employee has voluntarily and irrevocably resigned from all positions that Employee holds as a director or officer of Company and any subsidiary or affiliate thereof. Employee agrees that, effective as of the Termination Date, Employee shall not hold himself out as a director, officer, employee or other representative of Company. Without limiting the foregoing, no later than three (3) days following the Effective Date (as defined below), Employee shall update any and all social media accounts (if any) that list him as a current employee or officer of the Company (including, without limitation, LinkedIn, Facebook, Twitter, and Instagram) to reflect that he is no longer affiliated with the Company.

2.

Accrued Obligations. Employee shall be paid Employee’s base salary through the Termination Date. Employee shall submit a final request for reimbursement of any outstanding business expenses incurred through the Termination Date, together with such substantiation as may be requested or required pursuant to Company’s reimbursement policy, no later than fourteen (14) business days following the Effective Date and shall receive payment of reimbursable expenses within six (6) business days thereafter. Effective on the Termination Date, all of the rights and obligations under the Offer Letter will terminate, except as set forth herein. For avoidance of doubt, all of the rights and obligations of Company and Employee under the Proprietary Information Agreement shall survive Employee’s termination of employment, and are expressly preserved and affirmed by Employee, with the understanding that Employee will pursue no lawsuit, claim, or legal action asserting that the post-employment restrictions in the Proprietary Information Agreement are unreasonable or unenforceable as written, or that they do not survive this Agreement.

3.

Termination Payments and Benefits. In exchange for Employee’s execution and non-revocation of this Agreement, and Employee’s performance of Employee’s obligations hereunder, and consistent with the terms of the Offer Letter, Company agrees to provide Employee the following termination payments and benefits (collectively, the “Termination Payments”):

a.	Company agrees to pay Employee a gross amount of $450,000, less withholdings for applicable taxes, representing twelve (12) months of Employee’s current base salary;

b.

If Employee timely elects COBRA health continuation coverage, Company agrees to pay Employee a gross amount of $25,681.20, less withholdings for applicable taxes, representing twelve (12) months of the COBRA premium payable by Employee;

c.	Company agrees to pay Employee a cash payment in the gross amount of $305,137, less withholdings for applicable taxes, representing a pro-rated cash bonus for the 2024 bonus year;

d.

All unvested stock options granted to Employee under the Amended and Restated Firefly Aerospace, Inc. 2017 Stock Plan (as amended or as amended and restated from time to time, “Stock Plan”) on August 31, 2022 (the “August Grant”), and June 20, 2024 (the “June Grant”), shall remain outstanding and eligible to vest in accordance with the provisions of the Stock Plan and applicable option agreement until July 16, 2025, as if Employee had continued employment with Company through such date. Furthermore, an additional 43,590 stock options from the August Grant will vest on the Effective Date. For the avoidance of doubt, although the August Grant and the June Grant remain outstanding and eligible to vest as described herein (including in the event of a Change in Control (as defined in the Stock Plan)), the parties specifically agree that (i) 179,328 stock options from the August Grant are vested as of the Effective Date, an additional 43,590 stock options from the August Grant will vest on the Effective Date, and an additional 179,328 stock options will vest on September 1, 2024, and (ii) none of the stock options from the June Grant have vested as of the Effective Date, but 80,348 stock options from the June Grant will vest on May 27, 2025;

e.

Notwithstanding anything to the contrary in the Stock Plan, the August Grant and the June Grant, to the extent vested as of the Effective Date or that become vested in accordance with Section 3(d), shall remain outstanding and eligible to be exercised through July 16, 2027 (unless earlier cancelled in connection with any applicable Change in Control (as defined in the Stock Plan)), and Employee shall continue to be eligible to utilize the benefit of the cashless exercise process described in the Offer Letter. All outstanding and unexercised stock options under the August Grant and the June Grant shall be cancelled and forfeited by Employee on July 17, 2027.

The payments described in Sections 3(a), (b) and (c) shall be paid to Employee on the first administratively practicable payroll date after the Effective Date (as such term is hereinafter defined herein). The Termination Payment shall not be taken into account as compensation and no service credit shall be given after the Termination Date for purposes of determining the benefits payable under any benefit plan, program, agreement, or arrangement of Company.

4.

All Payments Received. Except as specifically provided in Section 2 and Section 3 above, Employee shall not be entitled to any compensation or benefits from Company or any other Company Party (as defined below), and represents and warrants that Employee has received payment in full of any and all compensation, benefits or other outstanding obligations owed to Employee by Company or any other Company Party.

5.

No Prior Claims. Employee represents that Employee has not filed any complaints, lawsuits, administrative complaints or charges arising from or relating to Employee’s employment with, or termination from, Company, and Employee further represents that Employee has not assigned to any third party any claim or cause of action Employee may hold against Company or any other Company Party.

6.	General Release and Waiver.

a.

Employee Release. Employee, on Employee’s own behalf and on behalf of Employee’s heirs, representatives, executors, trustees, administrators, agents, and assigns (collectively, the “Employee Parties”), hereby agrees to irrevocably and unconditionally fully and forever waive, release, and discharge Company and any parent, subsidiary or affiliate thereof, each of their respective predecessors, successors and assigns, and each of their respective current, former or future officers, directors, employees, representatives, contractors, attorneys, trustees, partners, members, stockholders, investors, joint ventures, and agents, both individually and in their official capacities (collectively, the “Company Parties”), jointly and severally, from any and all claims, liability, actions, charges, causes of action, demands, damages, obligations, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute (collectively, “Claims”), which any Employee Party ever had, now has or may hereafter claim to have against any of the Company Parties arising on or prior to the date of execution of this Agreement, including but not limited to:

i.	any Claim arising from or relating in any way to Employee’s employment with Company or any other Company Party, or termination therefrom;

ii.	any Claim for wages, salary, bonuses, incentive compensation, stock, restricted stock, stock options, other equity incentive, severance pay, vacation pay or any other fees, compensation or benefits;

iii.	any Claim for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

iv.	any Claim that the Proprietary Information Agreement is unreasonable or unenforceable as written;

v.	any Claim arising from or relating in any way to the statements, actions, or omissions of Company or any Company Party;

vi.	any Claim under common law or equity, including wrongful or retaliatory discharge or breach of contract, promissory estoppel, or detrimental reliance;

vii.	any Claim arising in tort, including fraud, slander, libel, defamation, disparagement, negligence, or intentional infliction of emotional distress;

viii.

any Claim under any federal, state or local law, statute, ordinance or regulation, specifically including but not limited to: the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (together, “ADEA”), the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Civil Rights Acts of 1866 and 1871 (42 U.S.C. § 1981), the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008, the Employee Retirement Income Security Act, the Texas Commission on Human Rights/Texas Employment Discrimination Law, Tex. Labor Code Ann. § 21.001 et seq., Texas Disability Discrimination Law, Tex. Hum. Res. Code Ann. § 121.003, Texas Disaster and Emergency Responder Protection Law, Tex. Labor Code § 22.001 et seq., Texas Wiretapping Protection Law, Tex. Crim. Proc. Code § 18.20; Texas Minimum Wage Act, Tex. Labor Code Ann. §§ 62.001 to 62.205, and Texas Wage Payment Law, Tex. Labor Code Ann. §§ 61.001 to 61.095, each as amended and including each of their respective implementing regulations and/or any other federal, state, or local law (statutory, regulatory, or otherwise) that may be legally waived or released, and the discrimination and employment laws of any state or municipality;

ix.	any Claim for breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, or breach of fiduciary duty;

x.	any Claim arising from or relating in any way to any policy, agreement, understanding, or promise, written or oral, formal or informal, between Company or any other Company Party and Employee;

xi.	any Claim for actual or constructive termination in violation of public policy; military leave, reinstatement, or related rights; and

xii.	any Claim under any statute or common law regarding protection of release of unknown claims in any jurisdiction.

b.	Exclusions. Notwithstanding anything herein to the contrary, the Employee Parties do not release, and this release does not apply to and shall not be construed to apply to:

i.	any claim for breach of this Agreement by Company;

ii.	any claim to receive any vested benefits, if any, that Employee is entitled to receive under Company’s broad-based employee benefit plans in accordance with the terms and conditions of such plans;

iii.	any claim for indemnification in accordance with the terms and conditions of Company’s bylaws and/or directors and officers insurance policy;

iv.	any claim to continuation of health plan coverage pursuant to COBRA;

v.	any claim to challenge the validity of this Agreement under ADEA;

vi.	any claim for unemployment insurance benefits, workers’ compensation benefits, or any other state disability compensation benefits;

vii.	any claim or right which cannot be waived by law; and

viii.	any claim that may arise after the date Employee signs this Agreement.

c.

Limitation. Notwithstanding this Section 6 or any other provision of this Agreement, this release is not intended to interfere with Employee’s right under federal, state or local civil rights or employment discrimination laws to file a complaint with any federal, state or local agency or self-regulatory organization charged with enforcing such laws, including, but not limited to, the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim Employee believes Employee may have against Company. Nor shall this Agreement be construed to prevent Employee from assisting in, cooperating with or participating in any investigations or proceedings by such agency or self-regulatory organization pursuant to a lawful subpoena or equivalent order. None of the foregoing acts by Employee shall constitute a breach of any non-disparagement, confidentiality or cooperation clause of this Agreement or the Proprietary Information Agreement. However, by executing this Agreement, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any state or local civil or human rights commission or in any proceeding brought by the EEOC or any state or local civil or human rights commission on Employee’s behalf. This release is for any relief, no matter how denominated, including, but not limited to, injunctive relief, wages, back pay, front pay, compensatory damages, or punitive damages. However, this release does not limit Employee’s right to receive a monetary award in connection with information provided to the SEC.

d.

Company Release. The Company, on its own behalf and on behalf of each of the other Company Parties, hereby agrees to irrevocably and unconditionally fully and forever waives, releases, and discharges the Employee and each of the other Employee Parties, jointly and severally, from any and all Claims that any Company Party ever had, now has or may hereafter claim to have against any of the Employee Parties arising on or prior to the date of execution of this Agreement, regarding Employee’s employment or affiliation with the Company or the termination thereof. Notwithstanding the foregoing, the Company Parties do not release, and the release in this Section 6(d) does not apply to and shall not be construed to apply to: (i) any fraud or embezzlement against the Company by Employee; (ii) any breach by Employee of this Agreement; (iii) any violation by Employee of local, state or federal laws relating to the protection of trade secret information or his fiduciary duties to the Company; or (iv) any claim that occurs after the parties have executed this Agreement.

7.	Continuing Obligations.

a.

Employee acknowledges and agrees that Employee’s obligations (including, without limitation, the obligation not to disclose Company’s confidential information) set forth in the Proprietary Information Agreement and the Stock Plan, in each case, survive the termination of Employee’s employment in accordance with their terms and are each incorporated herein by reference, and nothing in this Agreement shall impair or otherwise modify such obligations. Employee affirms that the restrictive covenants in the Proprietary Information Agreement and the Stock Plan are reasonable and necessary to protect the legitimate interests, including goodwill, of Company and that Employee received adequate consideration in exchange for agreeing to those restrictions and will abide by such restrictions. In addition, Employee agrees that Employee will keep the terms, conditions and existence of this Agreement confidential, and Employee further agrees to discuss such matters only with Employee’s spouse, attorneys and tax advisors, and agrees to require those persons to maintain the confidentiality of this Agreement, except as required by law.

b.

Non-Disparagement. At all times following the Termination Date, Employee shall not himself, and will not encourage or assist others to, in verbal, written or any other form in any medium (including television or radio, newspapers, magazines, computer networks, social media, or bulletin boards, statements to the media, or any other form of communication), make false statements about, disparage, or defame the Company, Company’s affiliates, or any of their respective directors, officers, employees, businesses, products, services or activities. The Company agrees to instruct Company’s directors and officers to not, at any time following the Termination Date, in verbal, written or any other form in any medium (including television or radio, newspapers, magazines, computer networks, social media, or bulletin boards, statements to the media, or any other form of communication), make false statements about, disparage or defame Employee. Notwithstanding the foregoing, nothing in this clause (b) shall prohibit Employee or Company and its directors and officers from making truthful statements when required by order of a court or other body having jurisdiction or as required by law, or from exercising any protected rights to the extent that such rights cannot be waived by agreement.

c.

Return of Company Property. Regardless of whether Employee executes this Agreement, Employee shall promptly, and no later than August 31, 2024, return to the Company all Company property, including without limitation, security key cards, corporate credit cards, laptops, desktops, or other equipment provided by Company.

8.

Protected Disclosures; Defend Trade Secrets Act Notice. Employee fully understands that, notwithstanding any other provision of this Agreement or the Proprietary Information Agreement, nothing in this Agreement or the Proprietary Information Agreement prohibits Employee from (i) making any disclosure or communication required or protected by law or (ii) reporting possible violations of law to a governmental agency or entity. Employee is not required to notify, or seek authorization from, Company if Employee makes such reports. In addition, Employee acknowledges receipt of notice that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. In addition, Employee has been given notice that an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, Employee acknowledges receipt of notice that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

9.	No Admission of Liability. This Agreement does not constitute an admission of liability or wrongdoing of any kind by Company or Employee.

10.	No Right to Rehire. Employee acknowledges and agrees that neither Company nor any Company Party has any obligation, contractual or otherwise, to rehire Employee in the future.

11.

Heirs and Assigns. This Agreement is binding on and is for the benefit of the parties hereto and their respective successors, assigns, heirs, executors, administrators, and other legal representatives.

12.

Covenant Not to Sue. Employee covenants and agrees that Employee will not now or at any time in the future commence, maintain, prosecute, or participate in as a party, or permit to be filed by any other person on Employee’s behalf or as a member of any alleged class of persons, any action, suit, proceeding, claim, or complaint of any kind against Company or any Company Party with respect to any matter which arises from or relates to Employee’s employment with Company or any of its affiliates or the termination thereof or which is encompassed in the release set forth in Section 6 above; provided that, nothing in this Agreement prevents Employee from (i) filing a claim to enforce the terms of this Agreement; (ii) asserting a claim arising after the Effective Date of this Agreement; or (iii) filing a charge with the Equal Employment Opportunity Commission (EEOC) or participating in any EEOC investigation or proceeding. Employee promises, however, never to seek or accept any damages, remedies or other relief for Employee personally with respect to any claim released by this Agreement (other than a monetary award in connection with information provided to the SEC).

13.

Remedies. Employee recognizes and agrees that the payment of damages is not an adequate remedy for a breach or threatened breach by Employee of the provisions of Section 7 above. Employee recognizes that irreparable injury will result to Company, its business, and property in the event of any such breach or threatened breach, and therefore Employee agrees that Company may, in addition to recovering damages, proceed in equity to enjoin Employee from violating any such provision. In addition, Employee acknowledges that a breach of the confidentiality provision of this Agreement or a material breach of the non-disparagement provision of this Agreement, in either such case as determined by a court of competent jurisdiction in a final, binding, non-appealable decision, will constitute a material breach of this Agreement for which Employee will be liable to Company. Damages for each such breach will be $50,000, plus Company’s attorney’s fees. The parties stipulate that this amount of liquidated damages is reasonable in light of the difficulty of ascertaining the Company and/or Company Party’s actual damages occasioned by such breach, and that these liquidated damages will in no way be construed as a penalty. In the event such court determines that Employee has not, in fact, breached the confidentiality provision of this Agreement or materially breached the non-disparagement provision of this Agreement, the Company will reimburse the Employee all attorney’s fees that he incurred in connection with such claim.

14.

Clawback. Employee further agrees that if Employee challenges this Agreement, files any claims against Company arising from or relating to Employee’s employment with, or termination from, Company or materially breaches the material terms of this Agreement, (a) Employee will return all moneys and benefits received by Employee from Company pursuant to this Agreement and (b) Company may elect, at its option and without waiver of any other rights or remedies it may have, not to pay or provide any unpaid moneys or benefits to Employee; provided, however, that nothing in the forgoing prohibits Employee from asserting or pursuing a challenge to the enforceability of the Agreement under ADEA.

15.

Cooperation. Employee agrees to cooperate with Company concerning any litigation or regulatory matters in which Employee may have relevant knowledge or information. Such cooperation will include, without limitation, the following: (i) to meet and confer, at a time mutually convenient to Employee and Company, with Company’s designated in-house or outside attorneys pertaining to any claim or litigation matter, including, without limitation, for trial preparation purposes, answering questions, explaining factual situations, preparing to testify; (ii) to appear for deposition or trial, at a time reasonably convenient to Employee, and give truthful trial testimony without the need to serve a subpoena for such appearance and testimony; and (iii) to give truthful sworn statements to Company’s attorneys upon their reasonable request and, for purposes of any deposition or trial testimony, to adopt Company’s attorneys as Employee’s own attorneys (unless there is a conflict of interest, in which case the Company will pay the reasonable attorneys’ fees of Employee’s attorneys who are reasonably acceptable to Company), and to accept their record instructions at deposition or trial.

16.

Representations. Employee acknowledges that Employee is not relying on any representations that are not in this Agreement when deciding to sign the Agreement. Company would not have agreed to pay the consideration Employee is receiving in exchange for this Agreement but for the representations and promises Employee is making by signing it. Employee acknowledges and represents that Employee has not suffered any job-related wrongs or injuries, such as any type of discrimination or workplace injury, for which Employee might still be entitled to compensation or relief now or in the future. Employee acknowledges that the Termination Payments exceed the amount Employee would otherwise be entitled to receive upon termination of Employee’s employment and that such payment is in exchange for entering into and performing this Agreement. Employee agrees that Employee will not at any time seek consideration from Company other than what is set forth in this Agreement. Employee specifically acknowledges and agrees that Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee or for Employee’s benefit pursuant to this Agreement, and Employee has not relied on any representation or lack of representation by Company. Employee remains wholly responsible for the tax consequences regarding the amounts to be received.

17.	General Provisions.

a.

Affiliates. As used in this Agreement, “affiliates” means, with respect to any person, any other person that, at the relevant time (whether prior to, as of or any time after the Effective Date), directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such first person, and their respective successors and assigns, and “control” means the power to direct or cause the direction of the management or policies of a person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance.

b.

Integration. This Agreement constitutes the complete agreement between Company and Employee and supersedes all prior agreements and understandings, oral or written, between Company and Employee regarding the issues addressed in this Agreement, including the Offer Letter, except as specifically set forth herein. For the avoidance of doubt, this Agreement does not supersede the Proprietary Information Agreement or any other restrictive covenants that were in effect immediately prior to the date of this Agreement and which, by their terms, survive the termination of Employee’s employment.

c.

Amendment; Waiver. This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by written agreement executed by the Company and Employee. A failure of Company or Employee to insist on strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision hereof.

d.	Choice of Law. This Agreement shall be construed, enforced, and interpreted in accordance with and governed by the laws of the State of Texas, without regard to its choice of law provisions.

e.

Withholding. The Company may withhold from any and all amounts payable under this Agreement such federal, state, and local taxes or other withholdings as may be required to be withheld pursuant to any applicable law or regulation.

f.

Compliance with Section 409A. This Agreement shall be interpreted to ensure that the payments to be made to Employee are exempt from, or comply with, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that nothing in this Agreement or otherwise shall be interpreted or construed to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Employee to Company or to any other individual or entity. Any payment to Employee that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. Any taxable reimbursement shall be paid no later than December 31 of the year after the year in which the expense is incurred and shall comply with Treas. Reg. § 1.409A-3(i)(1)(iv).

g.

Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

h.

Notice. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to Company:

Firefly Aerospace, Inc.

1320 Arrow Point Dr. Ste. 109

Cedar Park, TX 78613

Attention: Human Resources

with a copy to:

Evan Parness

Covington & Burling LLP

620 Eighth Avenue

New York, New York 10018

[***]

If to Employee:

William Weber

c/o Morrison Cohen LLP

909 Third Avenue, 27th floor

New York, NY 10022

Attention: Jeff Laska

[***]

or to such other address as any party hereto may designate by notice to the other; with a copy to:

Morrison Cohen LLP

909 Third Avenue, 27th floor

New York, NY 10022

Attention: Jeff Laska

[***]

i.

Severability. If any provision of this Agreement or compliance by Employee or Company with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, such provision, to the extent it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which remaining provisions will remain binding on both Employee and Company.

j.

Construction. This Agreement shall be deemed drafted equally by both Company and Employee. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “includes” and “including” are each “without limitation”; (iii) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (iv) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

18.

Knowing and Voluntary Waiver. Employee, by signing this Agreement, understands Employee is giving up all claims, damages or disputes, as set forth in Section 6 of this Agreement, understands its contents and its final and binding effect, and has signed it as Employee’s free and voluntary act and deed. Company advises Employee to consult with an attorney prior to signing this Agreement.

19.

Consideration Period; Revocation Period. Employee has twenty-one (21) days to review and consider this Agreement (“Consideration Period”). Employee may use as much of the Consideration Period as Employee wishes prior to signing, and any changes to this Agreement, whether material or immaterial, do not restart the Consideration Period that Employee has to consider this Agreement. Employee has seven (7) days after executing this Agreement to revoke Employee’s approval and void this Agreement in its entirety (the “Revocation Period”). Notice of revocation must be provided in writing to John Termotto, Chief People Officer [***] at Company, no later than the close of business on the seventh day after Employee has signed this Agreement. This Agreement shall become effective on the eighth day after Employee executes this Agreement, provided it has not been revoked by Employee in writing before such date (the “Effective Date”). If Employee does timely revoke the Agreement, the Company’s obligations under the Agreement shall be null and void.

[Signature pages follow]

IN WITNESS WHEREOF, Company has caused this Agreement to be signed by its duly authorized representative and Employee has signed this Agreement, in each case, as of the date set forth below.

COMPANY

Firefly Aerospace, Inc.

/s/ David Wheeler
By:	David Wheeler
Title:	General Counsel

Date: 8/13/2024 | 08:00:24 PDT

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING THE COMPANY AND ALL OTHER COMPANY PARTIES FROM ANY AND ALL CLAIMS.

/s/ William J. Weber
William J. Weber

Date: 8/12/2024